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                                                                   EXHIBIT 23.4
                        CONSENT OF GOLDMAN, SACHS & CO.

January 27, 1999

Board of Directors
Genovese Drug Stores, Inc.
80 Marcus Drive
Melville, NY 11747

Re: Registration Statement of J. C. Penney Company, Inc. relating to shares of
    Common Stock, par value $.50 per share, being registered in connection with the proposed acquisition of Genovese Drug Stores, Inc. by
    J. C. Penney Company, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter dated November 23, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $1.00 per share, and Class B Common Stock, par value $1.00 per share, of Genovese Drug Stores, Inc. (the "Company") of the Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of November 23, 1998, among J. C. Penney Company, Inc. ("Buyer"), Legacy Acquisition Corp., a wholly-owned subsidiary of Buyer, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Summary--The Merger--Opinion of Financial Advisor to the Board of Directors of Genovese," "The Merger--Background of the Merger," "-- Information and Factors Considered by the Board of Directors of Genovese" and "--Opinion of Financial Advisor to the Board of Directors of Genovese," and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.